Exhibit 3

MoneyOnMobile, Inc.

SECURED PROMISSORY NOTE

Issuance Date: March 18, 2019	Principal Amount: U.S. $750,000.00

FOR VALUE RECEIVED, MoneyOnMobile, Inc., a Texas corporation (the “Borrower”), hereby unconditionally promises to pay to the order of S7 Finance B.V. or its assigns (the “Noteholder,” and together with the Borrower, the “Parties”), the principal amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00), or so much thereof as may be advanced and outstanding hereunder (the “Loan”), together with all accrued interest thereon, as provided in this Secured Promissory Note. This Secured Promissory Note (including all Promissory Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of up to $1,200,000 aggregate principal amount of Notes issued pursuant to or contemplated by the Securities Purchase Agreement (as defined below) (collectively, the “Notes” and such other Promissory Notes, the “Other Notes”).

This Note shall evidence advances made from time to time hereafter by Noteholder to the Borrower (each, an “Advance”) upon request of the Borrower (with each such request subject to the approval of the Borrower’s board of directors) against a line of credit to be made available to the Borrower in an aggregate amount not to exceed Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00); provided, however, that no additional Advances shall be made after August 18, 2019; and provided, further, however, that any Advances under this Note and the Other Notes issued on the same Issuance Date hereof (collectively with this Note, the “First Closing Notes”) shall be requested by the Borrower and funded by the holders of the First Closing Notes on a pro rata basis based on their respective outstanding principal amounts.

Each request for an Advance shall be made by Borrower in writing to the holders of the First Closing Notes with at least three (3) Business Days prior notice of the requested funding date, and shall be accompanied by the proposed use of proceeds of each Advance in reasonable specificity, which shall be in accordance with the purposes set forth in the Securities Purchase Agreement. Each Advance shall be payable either directly to recipients set forth on the use of proceeds or to the Borrower for use as agreed, at the discretion of the Noteholder. Subject to the terms hereof, Advances shall be funded by the holders of First Closing Notes within three (3) Business Days of the date the Borrower’s request for such Advances were received by the Noteholder (unless the Noteholder notifies the Borrower in writing that such failure is the result of the Noteholder’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied).

Noteholder shall not be obligated to make any Advance hereunder if a Default or an Event of Default (as defined below) shall have occurred and be continuing under any of (i) this Note, (ii) the Security Agreement or any document or instrument now or hereafter evidencing, securing or guaranteeing this Note, or (iii) any other agreement under which the Borrower has obligations to Noteholder (including, without limitation, the Transaction Documents (as defined below)), including, without limitation, the failure to observe or perform any covenant, condition, or agreement contained in this Note or any other Transaction Document. Noteholder may condition any Advance hereunder upon receipt by Noteholder of evidence reasonably satisfactory to Noteholder that no such Default or Event of Default shall have occurred which is continuing. Amounts paid or prepaid under this Note may not be reborrowed.

1.            Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Advance” has the meaning set forth in the second introductory paragraph above.

“Affiliate” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations promulgated thereunder.

“Applicable Rate” means the rate equal to 12.0%.

“Borrower” has the meaning set forth in the introductory paragraph.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Debt” of the Borrower, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements, or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates, currency exchange rates, or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person other than the Borrower; and (h) indebtedness set out in clauses (a) through (g) of any Person other than Borrower secured by any lien on any asset of the Borrower, whether or not such indebtedness has been assumed by the Borrower.

“Default” means any of the events specified in Section 8 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 8, would, unless cured or waived, become an Event of Default.

“Default Rate” means, at any time, the Applicable Rate plus 2.0%.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Event of Default” has the meaning set forth in Section 8.

“Fundamental Transaction” means that (i) the Borrower or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Borrower or any of its Subsidiaries is the surviving corporation) any other Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Borrower (not including any shares of Voting Stock of the Borrower held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Borrower (not including any shares of Voting Stock of the Borrower held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) reorganize, recapitalize or reclassify the Common Stock (which shall not include a reverse stock split), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Borrower, other than pursuant to the Transaction Documents.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal, or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of, or pertaining to, government (including any supranational bodies, such as the European Union or the European Central Bank).

“Issuance Date” means the “Issuance Date” first written above.

“Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest.

“Loan” has the meaning set forth in the introductory paragraph.

“Material Adverse Effect” means a material adverse effect on (a) the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole; (b) the validity or enforceability of the Note or any other Transaction Document; (c) the perfection or priority of any Lien purported to be created under the Security Agreement; (d) the rights or remedies of the Noteholder hereunder or under any other Transaction Document to which the Noteholder is party; or (e) the Borrower’s ability to perform any of its material obligations hereunder or under any other Transaction Document.

“Maturity Date” means the earlier of (a) March 18, 2021 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 9.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Order” as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement, or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Parties” has the meaning set forth in the introductory paragraph.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“Permitted Indebtedness” means Debt (a) existing or arising under this Note or the Other Notes and any refinancing thereof; and (b) future Debt that is subordinated in payment and security to the Notes.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Required Noteholders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of March 15, 2019 by and among the Borrower and the investors listed on the Schedule of Buyers attached thereto, pursuant to which the Borrower issued the Notes and Warrants.

“Security Agreement” means the Security Agreement, dated as of the date hereof, by and between the Borrower and each holder of Notes, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms.

“Subsidiaries” means any Person in which the Borrower, directly or indirectly, (x) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (y) controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary.” For purposes of this Note, Subsidiaries does not include My Mobile Payments Limited.

“Transaction Documents” means the Securities Purchase Agreement, the Notes, the Warrants, and the Security Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with their terms.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

2.           Payment Dates; Optional Prepayments.

2.1          Payment Dates. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on the Maturity Date, unless otherwise provided in Section 9.

2.2          Optional Prepayments. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. No prepaid amount may be reborrowed. Any prepayment under this Note must be made pro rata with all other Notes based on their respective outstanding principal amounts.

3.            Security Agreement. The Borrower’s performance of its obligations hereunder is secured by a first priority security interest in the collateral specified in the Security Agreement.

4.            Interest.

4.1           Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

4.2          Interest Payment Date. Interest shall be payable in arrears to the Noteholder on the Maturity Date.

4.3          Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.

4.4          Computation of Interest. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which it is made, and shall not accrue on the Loan for the day on which it is paid.

4.5          Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

5.            Payment Mechanics.

5.1          Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 12:00 PM on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

5.2          Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

5.3          Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

5.4          Evidence of Debt. The Noteholder is authorized to record on the grid attached hereto as Exhibit A each Advance made to the Borrower and each payment or prepayment of the Loan. The initial Advance of Three Hundred Thousand and 00/100 Dollars ($300,000.00) made by Noteholder to Borrower on the date of this Note is recorded on Exhibit A. Any subsequent entries made by the Noteholder shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Noteholder to record such Advances, payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan in accordance with the terms of this Note.

5.5          Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

5.6          Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other existing and future Debt of the Borrower.

6.           Affirmative Covenants. Until all amounts outstanding in this Note have been paid in full, the Borrower shall:

6.1          Maintenance of Existence. (a) Preserve, renew, and maintain in full force and effect its corporate or organizational existence and (b) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, which business is currently to recover all or part of the Company’s business that is currently the subject of the dispute of the Company in India, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.2          Compliance. (a) Comply with (i) all of the terms and provisions of its organizational documents; and (ii) all Laws and Orders applicable to it and its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures reasonably designed to achieve compliance by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws.

6.3          Notice of Events of Default. As soon as possible and in any event within two 2 Business Days after it becomes aware that a Default or an Event of Default has occurred, notify the Noteholder in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.

6.4          Further Assurances. Promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note and the other Transaction Documents.

6.5          Financial and Other Information. Until the Notes have been paid in full:

(a)       To the extent available, the Borrower shall provide the Noteholder with consolidated annual financial statements of the Borrower for each fiscal year and consolidated quarterly financial statements of the Borrower for each fiscal quarter, as soon as they are available.

(b)       As soon as practicable, but in any event within 15 days after the end of each calendar month, the Borrower shall provide the Noteholder with a report, electronically or in writing, that includes (A) internally prepared consolidated financial statements of income, shareholders’ equity and cash flow of the Borrower for such calendar month and a balance sheet of the Borrower as of the end of such month (each prepared in accordance with GAAP, consistently applied during the period covered by such statements and in a form satisfactory to the Noteholder), setting forth in each case comparisons to budgets prepared by the Borrower and (B) such other financial or business information as the Noteholder may reasonably request, all in a format that is mutually agreeable to the Borrower and the Noteholder. The monthly statements shall be accompanied by (i) a certificate from the Borrower’s principal financial officer and principal executive officer, in a form reasonably acceptable to the Noteholder, certifying that (A) the Borrower is in compliance with each covenant set forth in the Transaction Documents that applies to it, (B) no Event of Default has occurred with respect to any of the Notes and (C) no event of default has occurred with respect to any indebtedness in favor of banks, other financial institutions or third party lenders, or if such is not the case, specifying such non-compliance, Event of Default or other event of default and the steps being taken to remedy same, and (ii) a description of any pending or, to the Borrower’s knowledge, threatened litigation or other legal action involving the Borrower or any of its subsidiaries.

(c)       Unless otherwise notified by the Noteholder, during each calendar month the Borrower shall hold at least two (2) review meetings (or teleconferences) with the Noteholder at a mutually agreeable place and time.

(d)       At least 30 days prior to the commencement of each fiscal year the Borrower shall provide the Noteholder with a comprehensive annual budget, which shall include annual consolidated and consolidating budgets prepared on a monthly basis for the Borrower for such fiscal year (displaying anticipated statements of income, shareholders’ equity, changes in financial position and balance sheets and containing such internal narrative as is appropriate).

6.6          Other Borrower Information. Until the Notes have been paid in full, the Borrower shall promptly provide the Noteholder with any reports, management letters or other information that are created or received concerning significant aspects of its and/or any Subsidiary’s operations and financial affairs to the extent not otherwise provided to the Noteholder.

7.            Negative Covenants. Until all amounts outstanding under this Note have been paid in full, the Borrower shall not, and shall cause each of its Subsidiaries to not, without the prior written consent of the holders of at least a majority of the aggregate principal amount of the Notes:

7.1          Indebtedness. Create, incur, assume, permit to exist or otherwise become liable with respect to any Debt, other than Permitted Indebtedness.

7.2          Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests of any of its Subsidiaries) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except for (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; (b) non-consensual Liens arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; and (c) Liens created pursuant to the Security Agreement.

7.3          Line of Business. Enter into any business, directly or indirectly, except for those businesses in which the Borrower or its Subsidiaries is engaged on the date of this Note or that are reasonably related thereto.

7.4          Fundamental Transactions. Enter into or be party to a Fundamental Transaction.

7.5          Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries.

7.6          Prepayments of Debt and Amendments of Debt Instruments.

(a)       Make or offer to make any optional or voluntary payment or prepayment on or redemption, defeasance or purchase of any amounts (whether principal or interest) payable under any Debt which is contractually subordinated in right of payment to the obligations of the Parties pursuant to the Transaction Documents; and

(b)       Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any of the terms of any Debt that is contractually subordinated to the obligations of the Parties pursuant to the Transaction Documents, other than any amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon; and (ii) does not involve the payment of a consent fee.

7.7          Dispositions. Dispose of any of its property, whether now owned or hereafter acquired, or without the prior written consent of the holders of at least a majority of the aggregate principal amount of the Notes, issue or sell any Equity Interests of the Borrower or any of its Subsidiaries to any Person.

7.8          Transactions With Affiliates. Enter into or be a party to any transaction including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate.

8.            Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

8.1          Failure to Pay. The Borrower fails to pay any principal amount or interest of the Loan when due.

8.2          Breach of Representations and Warranties. Any representation or warranty made or deemed made by the Borrower to the Noteholder herein or in any other Transaction Document is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

8.3          Breach of Covenants. The Borrower fails to observe or perform (a) any covenant, condition, or agreement contained in Section 6.3 or (b) any other covenant, obligation, condition, or agreement contained in this Note or any other Transaction Document, other than those specified in clause (a) and Section 8.1, and such default shall continue unremedied for a period of 30 days after the earlier of the date on which (x) any officer of the Borrower becomes aware of such failure or (y) written notice thereof shall have been given to the Borrower from any Noteholder.

8.4          Cross-Defaults. The Borrower fails to perform or observe any covenant, term, condition or agreement relating to any Debt (other than Debt arising under this Note) or contained in any instrument or agreement evidencing or relating thereto, or any other event occurs or condition exists, the effect of which failure or other event or condition is to cause, with the giving of notice, if required, such Debt to become due prior to its stated maturity (or in the case of any such Debt constituting a guarantee to become payable); or any such Debt is declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or as a mandatory prepayment), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof.

8.5          Bankruptcy.

(a)       the Borrower commences any case, proceeding, or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Borrower makes a general assignment for the benefit of its creditors;

(b)       there is commenced against the Borrower any case, proceeding, or other action of a nature referred to in Section 8.5(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of 30 days;

(c)       there is commenced against the Borrower any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof;

(d)       the Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 8.5(a), Section 8.5(b), or Section 8.5(c) above; or

(e)       the Borrower is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

8.6          Judgments. One or more judgments or decrees shall be entered against the Borrower or its Subsidiaries and such judgment(s) or decree(s) shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof.

8.7          Fundamental Transactions. A Fundamental Transaction shall have occurred without the prior written consent of the holders of at least a majority of the aggregate principal amount of the Notes.

9.            Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Required Noteholders may, at their option, by written notice to the Borrower (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under any Transaction Document or applicable Law; provided, however, that if an Event of Default described in Section 8.5 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.

10.          Miscellaneous.

10.1        Notices.

(a)       Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail; or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Borrower:

MoneyOnMobile, Inc.

500 North Akard Street, Suite 2850

Dallas, TX 75201

Telephone:     214-758-8600

Attention:          Chief Executive Officer

If to the Noteholder:

S7 Finance B.V.

Tower A, Level 12

Strawinskylaan 1209

1077 XX Amsterdam

The Netherlands

Attention: Alla Krasnogirevia and Dirk Slob

E-mail: a.krasnogireva@s7.ru and Dirk.Slob@maples.com

with copies (for informational purposes only) to:

S7 Finance B.V.

Tower A, Level 12

Strawinskylaan 1209

1077 XX Amsterdam

The Netherlands

Telephone: +31 20 570 68 40

Facsimile: +31 20 808 0415

Attention: Ewa Jurczak

E-mail: Ewa.Jurczak@maples.com

and

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, NY 10019

Facsimile: (212) 318-3400

Attn: Mara H. Rogers, Esq.

or to such other address, facsimile number and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or e-mail containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

10.2        Governing Law; Jurisdiction; Jury Trial. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Borrower hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Borrower hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Noteholder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to the Noteholder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Noteholder. EACH OF THE BORROWER AND, BY ITS ACCEPTANCE OF THIS NOTE, THE HOLDER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.3        Counterparts; Integration; Effectiveness. This Note and the other Transaction Documents, and any amendments, waivers, consents, or supplements hereto and thereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note and the other Transaction Documents constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note or any other Transaction Document by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note or the other Transaction Document, as applicable.

10.4        Successors and Assigns. This Note may be assigned or transferred by the Noteholder to any Person. The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

10.5        Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.

10.6        USA PATRIOT Act. The Noteholder hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Noteholder to identify the Borrower in accordance with the PATRIOT Act, and the Borrower agrees to provide such information from time to time to the Noteholder.

10.7        Interpretation. For purposes of this Note (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits, and Sections mean the Schedules, Exhibits, and Sections of this Note; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

10.8        Vote to Issue, or Change the Terms of, Notes. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Noteholders shall be required for any change or amendment or waiver of any provision to this Note or any of the Other Notes. Any change, amendment or waiver by the Borrower and the Required Noteholders shall be binding on the Noteholder of this Note and all holders of the Other Notes. No consideration shall be offered or paid to the Noteholder to amend or consent to a waiver or modification of any provision of this Note unless the same consideration is also offered to all of the holders of the Other Notes.

10.9         Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

10.10       Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Noteholder's right to pursue actual damages for any failure by the Borrower to comply with the terms of this Note. The Borrower covenants to the Noteholder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Noteholder and shall not, except as expressly provided herein, be subject to any other obligation of the Borrower (or the performance thereof). The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Noteholder and that the remedy at law for any such breach may be inadequate. The Borrower therefore agrees that, in the event of any such breach or threatened breach, the Noteholder shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

10.11       Severability. If any term or provision of this Note or any other Transaction Document is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note or such other Transaction Document so long as this Note or such other Transaction Document as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Parties or the practical realization of the benefits that would otherwise be conferred upon the Parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the Issuance Date set out above.

MONEYONMOBILE, INC.

By:	/s/ Harold Montgomery
Name: Harold Montgomery
Title: CEO

Signature Page

to Secured Promissory Note

in favor of S7 Finance B.V.

EXHIBIT A

Payments on the Loan

Date of Loan	Amount of Loan	Amount of Principal Paid	Unpaid Principal Amount of Note	Name of Person Making the Notation
Issuance Date[1]	$300,000	–	$300,000	N/A

1 The advance on the Issuance Date includes credit for funds advanced to the Company in the amount of $13,000 and $13,000 on 1/22/2019 and 2/21/2019, respectively.

Exhibit A

to Secured Promissory Note

in favor of S7 Finance B.V.